EXHIBIT 10.67

AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of March, 2002, by and among PTEK HOLDINGS, INC., a Georgia corporation (the “Company”), and JEFFREY M. CUNNINGHAM (“Cunningham”).

W I T N E S S E T H:

          WHEREAS, Cunningham has been appointed Vice Chairman of the Company; and

          WHEREAS, Cunningham has considerable business expertise that the Company desires to utilize with respect to the businesses conducted by the Company and its business units; and

          WHEREAS, Cunningham and the Company desire to enter into this Agreement to set forth the rights and duties of the parties hereto;

          NOW, THEREFORE, in consideration of the premises and the mutual conditions and promises herein contained, and other good and valuable consideration, the parties hereto agree as follows:

          1.     Services.    Cunningham shall devote at least fifty percent (50%) of his business time to the performance of his duties hereunder, and Cunningham shall report to the Chairman of the Board of the Company (the “Chairman”). Cunningham shall furnish to the Company his best advice, information, judgment and knowledge with respect to strategic planning, customer development and business development concerning the Company and its business units, as requested by the Chairman, including, but not limited to, the following:

(a) Cunningham shall initially focus on customer development at the Premiere Conferencing business unit, in particular working with the Convex Group;

(b) Cunningham shall meet on a regular basis with management at the corporate and business unit level;

(c) Cunningham shall be involved in mergers and acquisition activity, both as a sounding board for management and, as needed, to meet with investment bankers and other advisors;

(d) Cunningham shall assist in the recruitment process of management candidates;

(e) Cunningham shall assist in developing a high profile advisory board for the Company;

(f) Cunningham shall work with the Company’s President of Global Services and with members of senior management of the Company’s business units and their sales teams to provide assistance on key accounts;

(g) Cunningham shall be available to participate in industry forums and conferences; and

(h) Cunningham shall keep the Chairman apprised of his activities through monthly activity reports.

          2.      Compensation.    For all services that Cunningham renders to the Company or any of its subsidiaries or affiliates during the term hereof, the Company shall pay to Cunningham the following:

(a) $10,000 per month for the first twelve (12) months; and

(b) a two percent (2%) commission on all Cunningham Revenue (as defined below) in excess of $6,000,000 up to $10,000,000, with the maximum commission payable being $80,000. “Cunningham Revenue” shall mean new or incremental revenue, excluding taxes, tariffs, surcharges and other government mandated charges, received by the Premiere Conferencing business unit from customers (i) identified by the Convex Group on which members of the Convex Group are paid commissions and (ii) that are mutually agreed to by Cunningham and the Chairman.

          3.      Expenses.   The Company shall pay all reasonable expenses incurred by Cunningham in the performance of his duties hereunder, including an office allowance of $1,000 per month and travel accident insurance, and Cunningham shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Cunningham the full amount of any such expenses advanced by Cunningham, in the ordinary course.

          4.      Term.   The term of this Agreement shall begin on March 5, 2002 and shall continue until March 5, 2007, unless sooner terminated as set forth herein.

          5.     Confidential Information and Intellectual Property.

(a) Cunningham shall maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Company, any Trade Secret (as defined below) of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of Cunningham.

(b) Cunningham shall maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during the term of this Agreement and for a period of one (1) year thereafter.

(c) Cunningham may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring the disclosing party (in its legal counsel’s reasonable opinion) to do so, provided that the disclosing party shall first have notified the Company in writing of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

(d) “Trade Secret” shall mean any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  “Confidential Business Information” shall mean any nonpublic information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Cunningham in connection with performing services for the Company, including (without limitation) oral and written information concerning the Company’s financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information.

(e) All original works of authorship that result from the performance by Cunningham of his duties hereunder are deemed to be “works made for hire” under the copyright laws of the United States, and will be and will remain the sole and exclusive property of the Company.  Cunningham, at the Company’s request and sole expense, will assign to the Company in perpetuity all proprietary rights that he may have in such works of authorship.  Such assignment shall be done by documents as prepared by the Company. Should the Company elect to register claims of copyright to any such works of authorship, Cunningham will, at the expense of the Company, do such things, sign such documents and provide such reasonable cooperation as is necessary for the Company to register such claims, and obtain, protect, defend and enforce such proprietary rights. Cunningham shall have no right to use any trademarks or proprietary marks of the Company without the express, prior written consent of the Company regarding each use.

(f) In the event Cunningham shall violate or threaten to violate the provisions of this Section 5, damages at law will be an insufficient remedy and the Company shall be entitled to equitable relief in addition to any other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

(g) The existence of any claim or cause of action that Cunningham may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

(h) For purposes of this Section 5 and Section 6 hereof, “Company” shall include the Company and all of its direct and indirect subsidiaries and any predecessors of the Company.

          6.     Nonsolicitation.  During the term of this Agreement and for a period of one (1) year thereafter, Cunningham shall not:

(a) solicit business, either directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or entity engaged in any part of the design, development, marketing, sale or provisioning of multimedia messaging or multimedia conferencing and collaboration solutions (collectively the “Restricted Business”) from (i) any person or entity who is, or at any time during the term of this Agreement was, a customer of the Company, or (ii) any prospective customer of the Company who, at any time during the term of this Agreement, had been solicited by the Company and where Cunningham supervised or participated in any way in such solicitation activities.

(b) Solicit or induce, or attempt to solicit or induce, any of the Company’s employees, consultants, vendors, suppliers or independent contractors to terminate their relationship with the Company, or to establish a relationship with a person or entity engaged in any part of the Restricted Business.

          7.     Termination.

(a) This Agreement shall automatically terminate on the date that Cunningham ceases to be Vice Chairman of the Company or a member of the Board of Directors of the Company (the “Board”), in which event Cunningham shall be entitled to all compensation earned through the termination date

(b) The Company may terminate this Agreement for “Cause,” which shall consist of any of the following: (i) the commission by Cunningham of a willful act or a grossly negligent act, or the willful or grossly negligent omission to act by Cunningham, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its subsidiaries (including harm to the business reputation of the Company or any of its subsidiaries); (ii) the indictment of Cunningham for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; or (iii) the breach by Cunningham of any material term or covenant of this Agreement. Termination for Cause shall not be effective unless the Company delivers to Cunningham thirty (30) days advance written notice setting forth in reasonable detail the allegations of Cause, and Cunningham does not convince the Board within such 30-day period that Cause does not exist. The final determination for the Company of whether a termination of Cunningham was with or without Cause shall rest with the Board, which shall act in good faith by a majority of the directors, with Cunningham abstaining from the consideration of and vote on the matter as a director.  If this Agreement is terminated for Cause, then Cunningham shall not be entitled to any compensation after the date of termination.

(c) Cunningham may terminate this Agreement by giving the Company at least thirty (30) days prior written notice.  If Cunningham terminates this Agreement as provided in the preceding sentence, then he shall be entitled to all compensation earned through the termination date.

          8.     Severable Provisions.    The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

          9.     Binding Agreement.   The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights, obligations and duties of Cunningham hereunder may not be assigned or delegated without the Company’s prior written consent.

          10.     Relationship of Parties.   Cunningham is an independent contractor and not an employee of the Company.

          11.     Notices.  Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, three (3) business days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

PTEK Holdings, Inc.
3399 Peachtree Road
The Lenox Building
Suite 700
Atlanta, GA 30326
Attn: Boland T. Jones
Facsimile: (404) 262-8522

With a copy to (which shall not constitute notice):

PTEK Holdings, Inc.
3399 Peachtree Road
The Lenox Building
Suite 700
Atlanta, GA 30326
Attn: Patrick G. Jones
Facsimile: (404) 262-8540

If to Cunningham:

Jeffrey M. Cunningham
Two Crow Island
Manchester, MA 01944

          12.     Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to him or it under the circumstances.

          13.     Governing Law.   This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law.

          14.     Captions and Section Headings.   The various captions and section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

          15.     Amendment.   This Agreement may not be amended except by a writing signed by the Company and Cunningham.

          16.     Entire Agreement.   With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other under-standings, representations, warranties or commitments with respect thereto.

          17.     Arbitration.   Any dispute between the parties with respect to this Agreement shall be resolved through binding arbitration conducted by the American Arbitration Association under the rules then in effect.  The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and hereby consent to jurisdiction and venue there. The predominately nonprevailing party, as determined by the arbitrator(s), shall pay the reasonable attorneys’ fees and other expenses of the predominately prevailing party in any such arbitration. The findings of the arbitrator(s) shall be final and binding on the parties and Cunningham shall forever refrain and forbear from (a) commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court against the Company, any of its affiliates, or the employees, officers or directors thereof, or (b) naming or joining the Company or any of its affiliates or the employees, officers or directors thereof, as parties to enforce any claims or causes of action related to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

PTEK HOLDINGS, INC.

By:	/s/ PATRICK G. JONES

Patrick G. Jones Executive Vice President

/s/ JEFFREY M. CUNNINGHAM

JEFFREY M. CUNNINGHAM